NEWS RELEASE

Contacts:

Chris King	Bob Hanvik
Investor Relations	Public Relations
763-505-2695	763-505-2635

F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC ANNOUNCES RETIREMENT OF
CHIEF FINANCIAL OFFICER ROBERT L. RYAN

Gary L. Ellis Named Ryan’s Successor

     MINNEAPOLIS, Jan. 28, 2005 — Medtronic, Inc., (NYSE: MDT) today announced that Chief Financial Officer Robert L. Ryan will retire from the company at the end of this fiscal year, April 29, 2005. Gary L. Ellis, currently Medtronic vice president and corporate controller/treasurer, will succeed Ryan.

     “Bob Ryan has served Medtronic well for more than 12 years, as he led the financial function during a period when the company experienced significant growth. Bob, who is 62 in April, indicated his desire to retire at the end of this fiscal year. We appreciate his contributions and wish him all the best as he enters this new phase of his life,” said Art Collins, Medtronic chairman and chief executive officer. “Medtronic is fortunate to have an executive of the caliber of Gary Ellis to succeed Bob as chief financial officer. Gary has been intimately involved in every aspect of Medtronic’s financial function and has gained tremendous respect both inside and outside the company.”

     Ryan joined Medtronic in 1993 from Union Texas Petroleum Corporation, where he served in a variety of financial leadership positions, including as chief financial officer for nine years. Prior to that, Ryan was vice president at Citibank; and was a management consultant for McKinsey & Company.

     “I appreciate the many opportunities I’ve had to grow and learn here at Medtronic, and I will miss working with all the company’s talented and committed individuals,” said Ryan. “Medtronic is a great company that’s well-positioned for an exciting future, and Gary is definitely the right person to lead the financial function going forward.”

     Ellis, who is a certified public accountant, joined Medtronic in 1989 as director of corporate control. He served in Europe as vice president of international finance before assuming his current position. Prior to Medtronic, Ellis spent 11 years with Price Waterhouse.

     Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004. Actual results may differ materially from anticipated results.